Exhibit 99.1

Press Release	May 11, 2011

Iron Mining Group Trading Subsidiary to Purchase 180,000 Metric Tons of
Minimum 62% Iron Ore from OroGrande Iron Ore Company

Completes Assignment for a Three-Year Installment Contract to Purchase
up to an additional 5,940,000 Metric Tons of Iron Ore

New York, NY May 11, 2011 – Iron Mining Group, Inc. (OTCQB: IRNN) (“IMG”), a diversified global iron ore company, announced that its wholly-owned subsidiary, IMG Iron Ore Trading, S.A. (“IMG Trading”), entered into a exclusive Put Option Agreement (the “Agreement”), pursuant to which it will, upon receiving a put notice (each a “Put Notice”) from OroGrande Iron Ore Company, LLC (“OroGrande”), purchase iron ore with minimum iron content of 62% pursuant to the terms and conditions contained therein.  Pursuant to the Agreement, on May 10, 2011, IMG Trading received a Put Notice from OroGrande for the purchase of 180,000 metric tons (“MT”) of iron ore.  The iron ore is scheduled to be delivered in three installments at a delivery rate of 60,000 MT per month beginning on or before July 31, 2011 and continuing for a three-month period.

The Agreement provides that the iron ore will originate from the Iron Duke, Cinco de Mayo, Virginia and Barbara claims in OroGrande, New Mexico (collectively, the “OroGrande Mine”). The OroGrande Mine was mined previously for gold and silver and, in addition to the un-extracted minerals, contains previously extracted raw iron ore material ready for crushing, processing and delivery.

In addition, on May 10, 2011, IMG Trading executed an assignment (the “Assignment”) whereby, subject to the successful purchase and export of the initial 180,000 MT by IMG Trading and the full settlement and satisfaction by IMG of all of IMG’s secured debt, among other things, OroGrande shall irrevocably assign its existing three-year installment Contract for Sale and Purchase of Iron Ore to IMG Trading, pursuant to which IMG Trading will be eligible to purchase up to an additional 5,980,000 MT of iron ore.

IMG Trading intends to purchase iron ore at the mine site and plans to transport it by railway through Union Pacific and FerroMex to the Port of Guaymas, in Sonora, Mexico, where IMG Trading plans to load it on to ships for export to China.  IMG Trading anticipates exporting this material at an estimated all-inclusive CIF cost (Cost, Insurance & Freight) of less than $125 per DMT.

“We are very pleased that IMG Trading has received its first Put Notice and upon the successful purchase and export of the initial 180,000 MT of iron ore and the full repayment of all corporate secured debt, IMG Trading will acquire the rights to purchase and export up to an additional 5,940,000 MT of iron ore over the course of a three year period,” said Chief Executive Officer, Garrett K. Krause.  He added, “Such purchases should provide a strong initial foundation for our new global trading subsidiary.”

About Iron Mining Group, Inc.

Iron Mining Group, Inc. is a diversified global iron ore company positioned to fuel China's next decade of urbanization and industrial growth through the development of strategic mining and trading opportunities with an emphasis on those located in North and South America.  IMG has signed sizeable multi-year offtake agreement with Tianjin Bohai Steel Group for its current and future iron ore supply.  IMG consists of a global iron ore trading group and direct mining operations in Mexico and Chile, where it owns and controls a number of iron ore projects in various stages of development.

For more information, please refer to www.IronMiningGroup.com.

Investor Relations / Media please contact: Michael Carney Tel. (646) 389‐3070 Fax. (310) 919-3116 Investor@IronMiningGroup.com

Forward Looking Statements:

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties outlined in its filings with the Securities and Exchange Commission, which are incorporated herein by reference. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.